Exhibit 3.1

CERTIFICATE OF AMENDMENT
of
AMENDED AND RESTATED ARTICLES OF INCORPORATION
of
WEST PHARMACEUTICAL SERVICES, INC.

The Amended and Restated Articles of Incorporation of the Corporation, filed with the Secretary of State of the Commonwealth of Pennsylvania on December 17, 2007, are hereby amended by deleting Paragraph (a) of Article 8 thereof in its entirety and by substituting in lieu thereof, the following:

(a)
Number, Election and Term.  Except as otherwise fixed by or pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event of and during a default period to elect directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation.  At the annual meeting of shareholders held in 2012, and at each succeeding annual meeting of the shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event and during a default period, shall be elected and shall hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until the earlier of his or her death, resignation, retirement, disqualification or removal from office.  Subject to paragraph (c) of this Article 8, all directors shall be elected by plurality vote of all votes cast at such meeting.

*Certificate of Amendment of the Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.
  Filed with the Commonwealth of Pennsylvania on May 5, 2011.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer of the corporation this 5th day of May, 2011.

West Pharmaceutical Services, Inc.

By:	/s/ John R. Gailey III

Name:	John R. Gailey III

Title:	Vice President, General Counsel & Corporate Secretary

*Certificate of Amendment of the Amended and Restated Articles of Incorporation of West Pharmaceutical Services, Inc.
  Filed with the Commonwealth of Pennsylvania on May 5, 2011.